Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

MEDIA CONTACT
Intervoice, Inc.
Stephanie Leonard
+ 1 (972) 454-8231
stephanie.leonard@intervoice.com

35-04

Intervoice Shareholders Approve All Proposals
at Annual Shareholders’ Meeting

DALLAS — July 21, 2004 — Intervoice, Inc. (Nasdaq: INTV), the world leader in converged voice and data solutions, today announced that it received shareholders’ approval of both proposals at the Company’s Annual Shareholders’ Meeting held today in Richardson, TX. The proposals voted on today and listed in the Company’s proxy statement sent to shareholders of the Company, are as follows:

•	Proposal One: Election of the Board of Directors for the ensuing year – Shareholders reappointed the current directors of the Company as Board members: David W. Brandenburg, Saj-nicole A. Joni, Ph.D., Gerald F. Montry, Joseph J. Pietropaolo, George C. Platt, Donald B. Reed, Jack P. Reily and Robert E. Ritchey.

•	Proposal Two: Amendment to the Company’s 2003 Stock Option Plan – Shareholders voted in favor of increasing from 2,000,000 to 3,500,000 the aggregate number of shares of the Company’s common stock authorized for issuance under the Plan and increasing by 2,000 the number of shares of common stock under stock options granted to non-employee directors upon election or re-election to the Board of Directors.

About Intervoice

With more than 20 years of experience, Intervoice, Inc. (NASDAQ: INTV) creates measurable business value by applying innovative speech technology to optimize voice automation solutions. Intervoice provides developers, enterprises and carriers with the platform, software and services necessary to enable an interactive dialogue with technology, resulting in improved operational efficiencies, revenue, and customer satisfaction. Omvia®, the open, standards-based Intervoice product suite, consists of advanced messaging, portal, IVR and payment applications.

The Omvia Voice Framework is the most open voice solution on the market, allowing unparalleled scalability and flexibility within a traditional, VXML or SALT environment. Intervoice has sold more than 23,000 systems worldwide including Ameritrade, Amtrak, Citibank, MasterCard, O2, Rogers Wireless, SBC, Travelocity, Verizon and Vodafone. A Microsoft Certified Partner, Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, Africa and Asia-Pacific. For more information, visit www.intervoice.com.

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